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                                                                    Exhibit 10-7


                                [GTE LETTERHEAD]



CONFIDENTIAL


November 10, 1993




Mr. John Segall
Blackstone Drive
East Norwalk, CT  06855

Dear John:

We have mutually agreed that you will end your current assignments with us and resign, effective December 31, 1993, from the GTE Board of Directors and as Vice Chairman - Corporate Planning and Development. We have also agreed upon the compensation and benefit implications under your existing March 14, 1991 Employment Agreement ("Employment Agreement") and modifications that will be required in the Agreement to reflect these items. In that regard, as specified below, the modifications reflect that you will carry out an employee consultant role for the Office of the Chairman for the balance of the term of the Employment Agreement. Accordingly, we have clarified and supplemented the terms of the Employment Agreement. You will continue receiving benefits pursuant to your Employment Agreement under section 3.6(d), but, subject to paragraphs 7 and 9 below, will remain on the GTE payroll until March 13, 1996, at which time your consulting assignment will terminate. The Employment Agreement will remain in effect subject to the modifications described below:

         1. Your base salary will remain at $603,000 as indicated in your Employment Agreement. You will continue to participate in the GTE Savings Plan and the GTE Executive Incentive Plan ("EIP") under the terms and conditions of these plans. Your EIP award for each of the plan years 1993, 1994 and 1995 and a prorated award (to March 13, 1996) for 1996 will be, for each plan year, the lesser of $495,300 (130% applied to the 1993 EIP norm for a Level 28) or for each plan year, the average EIP percentage awarded to GTE Service Corporation participants applied to the EIP norm for a Level 28 for that plan year. Any such awards shall be made at the same time as awards would be made to other EIP participants.

         2. In addition to current performance bonus cycles you participate in: 1991-1993, 1992-1994 and 1993-1995; you will be entitled to participate under the GTE Long-Term Incentive Plan ("LTIP") on a prorated basis (to March 13, 1996) for the 1994-1996, 1995-1997 and 1996-1998 cycles, if such cycles are offered, with any such awards made at the same time as awards would be made to other LTIP participants. You will not be awarded any new stock option grants. Under the
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         terms of your LTIP Stock Option Agreements, provided that you become eligible to retire under that GTE tax-qualified defined benefit pension plan (on or about September 1, 1994), you may exercise any portion of an outstanding option that is or becomes exercisable within the ten-year period specified in each Option Agreement. All terms and conditions of your LTIP Stock Option Agreements shall continue to apply. Similarly, all terms and conditions of your Contel Stock Option Agreement for your January 9, 1991 Stock Option grant will continue to apply. As a general rule, the Contel Stock Option Agreement provides that option must be exercised within one year from your leaving the GTE payroll.

         3. GTE will honor your existing deferral election(s) and cash out options under the Contel Corporation Executive Deferred Income Plan ("DIP").

         4. Until March 13, 1996, you will be afforded only the following perquisites assuming a reasonable standard of utilization: office space and secretarial services to be provided as mutually agreed upon; use of a car and driver for business travel in the New York metropolitan area; annual medical examinations; first class air travel for use on GTE consulting assignments if pre-approved by the Office of the Chairman; tax preparation and financial counseling services per the GTE policy; and payment of dues for one country and one luncheon club (and, if not already utilized, one initiation fee for a luncheon club) selected by you.

         5. The following are the only executive plans in which you will participate: EIP, LTIP, GTE Supplemental Executive Retirement Plan, and DIP. In the event that GTE offers new executive plans or additional benefits under existing executive plans after the date of this letter, you will not be entitled to participate in such plans or receive such benefits. Further, from the date hereof, you will not be entitled to vacation pay and will no longer be covered by your GTE Executive Severance Agreement or any other severance agreement relating to change in control.

         6. As an employee-consultant you agree to make yourself available to GTE for the performance of consulting assignments for up to six days per month or more at the mutual convenience of the parties. The days selected to perform consulting shall be mutually agreed upon and we will work around any conflict with your schedule.

         7.  In the event there is a breach of the non-competition clause in
         Article V of the Employment Agreement, the termination of benefits provision under Section 5.3 of your Employment Agreement shall apply and in addition, your status as an employee consultant shall terminate and the benefits provided under this letter shall cease. If there is breach of the attached Separation Agreement and General Release ("the Release"), which Release is made a part hereof, your status as an employee consultant shall terminate and the benefits provided under this letter shall cease.

         8. Following your retirement on March 13, 1996, you will receive your Supplemental Pension as described in Section 2.6(c) of your Employment Agreement.

         9. In the event of your death before March 13, 1996, the following will occur: base salary, pension accruals, the perquisites in paragraph 4 of this letter and any other perquisites shall cease; EIP for the year of your death will be prorated to your date of death (and EIP participation will then cease) and your estate (or
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         designated beneficiary) will continue to participate in the 1991-1993,
         1992-1994 and 1993-1995 LTIP award cycles until the end of each such award cycle, but, if your death should occur during the 1994-1996, 1995-1997 or 1996-1998 LTIP award cycle and you were participating in such cycle, your award for any such post- January 1, 1994 award cycle would be prorated to your date of death. Your estate (or beneficiary) would not be permitted to participate in any future LTIP award cycle in which you were not currently participating in at the time of your death. Awards under EIP and LTIP will be made at the same time that awards are made to other plan participants. Your Supplemental Pension Measuring Date shall be the date of your death and your wife will receive a Spouse's Benefit described in section 2.6 (d) of the Employment Agreement. All other company benefits you are entitled to receive shall be provided in accordance with the terms of the plan.

         10. Needless to say, provisions of your Employment Agreement relating to termination of employment due to disability, death, for Cause, or Voluntary Resignation shall have no effect.

Of course the additional benefits described above are contingent upon your executing the attached Release. You have 21 days to sign the Release (with a 7-day period to revoke). If you fail to sign the release, or if you sign, and revoke the release within 7 days of signing it, this letter shall be void.

If this letter meets your understanding, please sign in the space provided below. We appreciate your past contributions to the company and look forward to working with you in your new assignment as an employee-consultant.

/S/ CHARLES R. LEE
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Charles R. Lee




I have read, understand and agree
to the terms of this letter.

/S/ JOHN L. SEGALL
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John L. Segall